Parkway Properties, Inc.	FOR FURTHER INFORMATION:
188 E. Capitol Street, Suite 1000	Steven G. Rogers
Jackson, MS 39201	President & Chief Executive Officer
www.pky.com	Mandy M. Pope
(601) 948-4091	Chief Accounting Officer

PARKWAY PROPERTIES, INC. REPORTS 2010 FIRST QUARTER RESULTS

Highlights
•	Reports FFO of $0.92 per share and recurring FFO of $0.68 per share
•	Achieves same-store average occupancy of 86.2%
•	Completes sale of One Park Ten for gross proceeds of $15.7 million
•	Announces FOCUS three-year strategic and operating plan
•	Reaffirms 2010 earnings outlook

JACKSON, MISSISSIPPI – May 3, 2010 – Parkway Properties, Inc. (NYSE:PKY) today announced results for its first quarter ended March 31, 2010.

Steven G. Rogers, President and Chief Executive Officer stated, “We are pleased to report funds from operations (“FFO”) of $0.92 per diluted share and recurring FFO per diluted share of $0.68 for the first quarter, which are ahead of our internal budget, while maintaining average portfolio occupancy and average rent per square foot within the range of our earnings outlook.  We also continued our non-strategic asset recycling program by selling One Park Ten, a 163,000 square foot office property built in 1982 located in Houston, Texas, for gross proceeds of $15.7 million.  Finally, we are pleased to announce our new strategic plan, FOCUS, which is centered on accomplishing specific actions which will contribute to our goal of delivering a 12% annual compounded total return to our shareholders over a three-year period.”

Consolidated Financial Results

•
FFO available to common shareholders totaled $19.8 million, or $0.92 per diluted share, for the three months ended March 31, 2010, as compared to $15.9 million, or $1.05 per diluted share, for the three months ended March 31, 2009.   Recurring FFO totaled $14.6 million, or $0.68 per diluted share, for the three months ended March 31, 2010, as compared to $15.4 million, or $1.02 per diluted share, for the three months ended March 31, 2009.

Included in FFO per diluted share are the following amounts (in thousands, except average rent per square foot and average occupancy):

	Q1	Q1
Description	2010	2009

Unusual Items:
Gain on involuntary conversion from Hurricane Ike	$-	$463
Loss on extinguishment of debt	$(53)	$-
Insurance deductible on contingent liabilities	$(545)	$-

Other Items of Note:
Non-recurring lease termination fees (1)(6)	$5,864	$41
Straight-line rent (1)	$1,380	$1,088
Amortization of above market rent (1)	$(166)	$(30)
Bad debt expense (1)	$(489)	$(618)

Portfolio Information:
Average rent per square foot (2)(3)	$23.00	$22.79
Average occupancy (2)(4)	86.2%	90.0%
Same-store average rent per square foot (2)(3)	$23.00	$22.83
Same-store average occupancy (2)(4)	86.2%	89.9%
Total office square feet under ownership (2)	13,357	13,461
Total office square feet under management (5)	14,174	14,762

(1)
These items include 100% of amounts from wholly-owned assets plus the Company’s allocable share of these items recognized from the assets held in consolidated joint ventures and unconsolidated joint ventures.

(2)	These items include total office square feet of wholly-owned assets, consolidated joint ventures and unconsolidated joint ventures.
(3)	Average rent per square foot is defined as the weighted average annual gross rental rate, including escalations for operating expenses, divided by occupied square feet.
(4)	Average occupancy is defined as average occupied square feet divided by average total rentable square feet.
(5)	Total office square feet under management includes wholly-owned assets, consolidated joint ventures, unconsolidated joint ventures and third-party management agreements at the end of the period.
(6)
Total lease termination fees recognized during the quarter ended March 31, 2010 were $6.9 million, of which $1.0 was included in recurring revenue as it represents the rental revenue that related to the period after the prior lease was terminated and the space was being prepared for the new customer.

•
Funds available for distribution (“FAD”) totaled $14.1 million, or $0.65 per diluted share, for the three months ended March 31, 2010, as compared to $9.3 million, or $0.62 per diluted share, for the three months ended March 31, 2009 at the end of the period as it represents the rental revenue that related to the period after the prior lease was terminated and the space was being prepared for the new customer.

•
Net income available to common shareholders for the three months ended March 31, 2010, was $1.3 million, or $0.06 per diluted share, as compared to net loss available to common shareholders of $2.0 million, or $0.13 per diluted share, for the three months ended March 31, 2009.

Asset Recycling

•
On April 15, 2010, the Company closed on the fee simple sale of One Park Ten, a 163,000 square foot office property built in 1982 in Houston, Texas, for gross sales proceeds of $15.7 million and received net cash proceeds of approximately $4.8 million, which were used to reduce amounts outstanding under the Company’s line of credit.  The $8.7 million first mortgage secured by One Park Ten was assumed by the buyer, and Parkway also provided a $1.5 million seller financing loan, which bears interest at 7.25% per annum with interest-only payments through maturity on June 1, 2012.  The Company will recognize a $135,000 loss on extinguishment of debt and a gain on the sale of approximately $8.6 million during the second quarter of 2010.  Additionally, the Company retained management of the property.

Operations and Leasing

•
The Company’s average rent per square foot increased 0.9% to $23.00 during the first quarter 2010 as compared to $22.79 for the first quarter 2009.  On a same-store basis, the Company’s average rent per square foot increased 0.7% to $23.00 during the first quarter 2010 as compared to $22.83 during the first quarter 2009.

•
The Company’s average occupancy for the first quarter 2010 was 86.2% as compared to 90.0% for the first quarter 2009.  On a same-store basis, the Company’s average occupancy for the first quarter 2010 was 86.2% as compared to 89.9% for the first quarter 2009.

•
At April 1, 2010, the Company’s office portfolio occupancy was 85.6% as compared to 87.0% at January 1, 2010, and 89.2% at April 1, 2009.  Not included in the April 1, 2010, occupancy rate are 10 signed leases totaling 145,000 square feet, which commence in the second and third quarters of 2010.  Including these leases, the Company’s portfolio was 86.7% leased at April 10, 2010.

•	Parkway’s customer retention rate was 57.2% for the quarter ending March 31, 2010, as compared to 63.6% for the quarter ending December 31, 2009, and 54.1% for the quarter ending March 31, 2009.

•
During the first quarter 2010, 67 leases were renewed or expanded on 503,000 rentable square feet at an average rent per square foot of $19.01, representing a 2.0% decrease, and at a cost of $1.10 per square foot per year of the lease term in annual leasing costs, with an average lease term of 5.3 years.

•
During the first quarter 2010, 18 new leases were signed on 65,000 rentable square feet at an average rent per square foot of $19.86 and at a cost of $3.80 per square foot per year of the lease term in annual leasing costs, with an average lease term of 3.6 years.

•
On a same-store basis, the Company’s share of reported net operating income (“NOI”) increased $5.0 million or 17.8% on a GAAP basis for the first quarter 2010 as compared to the same period of the prior year.  The increase in reported same-store NOI is primarily due to increased lease termination fees.  Parkway’s share of recurring same-store NOI on a GAAP basis decreased $803,000 or 2.9% for the first quarter 2010 as compared to the same period of the prior year.  On a cash basis, the Company’s share of recurring same-store NOI decreased $987,000 or 3.6% for the first quarter 2010 as compared to the same period of the prior year.  The decrease in NOI is primarily attributable to a decrease in rental income associated with rent concessions.

Capital Structure

•	On March 31, 2010, the Company owed $126.1 million related to its $311.0 million line of credit and had $17.6 million in cash and cash equivalents.

•
On February 8, 2010, the Company completed a $35.0 million non-recourse, fixed-rate first mortgage loan related to the refinance of a $60.0 million recourse mortgage that was scheduled to mature in May 2010.  The loan bears interest at 7.25% and is secured by the Company’s Capital City Plaza building in Atlanta, Georgia.  The loan will mature in March 2017 and includes the option to be prepaid at the end of five years at a cost of 1% of the outstanding loan balance.  The Company used its existing line of credit to pay the $25.0 million difference on the maturing loan.

•
On April 30, 2010, the Company paid off a $17.2 million mortgage note payable secured by two office properties in Houston, Texas and one office property in Atlanta, Georgia, utilizing its line of credit.  The mortgage had an interest rate of 5.3% and was scheduled to mature on May 1, 2010.  Also, in the second quarter of 2010, the Company expects to place a $23.0 million ten-year non-recourse first mortgage with a fixed interest rate of 6.3%, secured by the Citrus Center office property in Orlando, Florida.  The proceeds will be used to reduce the line of credit.

•
The Company’s remaining proportionate share of debt maturities in 2010 is $46.6 million, and the Company plans to refinance this debt with non-recourse, first mortgages.  Additionally, the Company’s existing line of credit capacity could be utilized to pay such debt maturities.

•
The Company's previously announced cash dividend of $0.075 per share for the quarter ended March 31, 2010, represents a payout of approximately 8.1% of FFO per diluted share for the quarter. The first quarter dividend was paid on March 31, 2010. The dividend was the ninety-fourth (94th) consecutive quarterly distribution to Parkway’s shareholders of Common Stock, representing an annualized dividend rate of $0.30 per share.

•
At March 31, 2010, the debt to EBITDA multiple was 6.2 times as compared to 6.4 times at December 31, 2009 and 7.3 times at March 31, 2009.  The decrease in the debt to EBITDA multiple at March 31, 2010, as compared to the same period in the prior year is primarily due to the reduction in debt as a result of the second quarter 2009 $85.0 million stock offering.

FOCUS

We are pleased to announce our newest strategic and operating plan that will be referred to as the “FOCUS” Plan, which is centered on accomplishing a set of specific goals that we believe will lead to a 12% annual compounded total return to our shareholders over a three-year period.  FOCUS is an acronym that details the actions we are currently taking and expect to take during the Plan, which will begin July 1, 2010 and end June 30, 2013.  We view Fund and Fund-Like Investments as the highest priority of our capital allocation, because it gives our shareholders the highest risk adjusted return as measured by internal rate of return, cap rate, and accretion per share.  We plan to continue our transformation to an Operator/Owner through these investments as well as the expansion of Parkway Realty Services, with the goal of being a majority operator/owner at the end of the Plan.  Capital Allocation Discipline is a two-fold goal that refers to balance sheet strength as well as investment capital, including the goal to exit non-strategic markets and sell properties that no longer meet our acquisition criteria in core markets through the continuation of our Asset Recycling program.  We believe that our Uncompromising Focus on Operations is what sets Parkway apart from other office property owners, and the accomplishment of these goals will contribute to the ultimate goal of the Plan, which is to maximize Shareholder Returns.

Other Reportable Item

On Friday, April 23, 2010, the Company received notice of a complaint to the Occupational Safety and Health Administration (“OSHA”) initiated by former Chief Financial Officer, J. Mitchell Collins, whose employment with the Company terminated effective February 5, 2010.  The Company believes these claims are without basis in fact or law and will vigorously defend its prior actions and the Company’s reputation using the prescribed OSHA administrative process.  Management believes the final outcome of this complaint will not have a material adverse effect on the Company’s financial statements and that the Company carries adequate amounts of applicable insurance to cover such employment disputes.  During the first quarter of 2010, the Company recorded a $545,000 reserve, which represents the sum of the insurance deductibles under the various insurance policies that would cover the matter, if needed.

Steven G. Rogers, President and Chief Executive Officer, and Leland R. Speed, Chairman of the Board of Parkway jointly stated: “We have not had an employee claim such as this filed against Parkway in our 30 years of service at the Company and we are very disappointed in Mr. Collins’ unfounded allegations.”

Outlook for 2010

The Company is reiterating its 2010 reported FFO outlook of $2.72 to $2.92 per diluted share and recurring FFO outlook of $2.40 to $2.60 per diluted share.   The reconciliation of budgeted earnings per diluted share (“EPS”) to budgeted FFO per diluted share and recurring FFO per diluted share is as follows:

Outlook for 2010	Range
Fully diluted EPS	$0.12-$0.32
Plus: Real estate depreciation and amortization	$3.72-$3.72
Plus: Depreciation on unconsolidated joint ventures	$0.04-$0.04
Less: Gain on sale of real estate	($0.40-$0.40)
Less: Noncontrolling interest depreciation/amortization	($0.76-$0.76)
Reported FFO per diluted share	$2.72-$2.92
Less: Non-recurring lease termination fee income	($0.32-$0.32)
Recurring FFO per diluted share	$2.40-$2.60

The 2010 earnings outlook is based on the original earnings outlook issued on February 8, 2010.  Below please find the major assumptions to the Company’s 2010 earnings outlook.

2010 Earnings Outlook Major Assumptions

•	An average annual same-store occupancy range of 85% to 87%.

•	An average annual same-store rental rate per square foot of $22.00 to $23.00.

•	Recurring same-store net operating income decrease of 2.5% to 5.5% on a GAAP basis. On a recurring cash basis, annual same-store net operating income is expected to decline by 5.0% to 8.0%.

•	Non-recurring lease termination fee income of approximately $7.0 million or $0.32 per diluted share has been included in the 2010 earnings outlook.

•	Net general and administrative expenses are expected to be in the range of $7.7 million to $8.2 million.

•
The Company is estimating its proportionate share of total recurring capital expenditures for building improvements, tenant improvements and leasing commissions in the range of $38.0 million to $43.0 million.

•	No investments for the discretionary fund with the Teacher Retirement System of Texas or additional sales or joint ventures of existing properties are included in the earnings outlook.

About Parkway Properties

Parkway Properties, Inc., a member of the S&P Small Cap 600 Index, is a self-administered real estate investment trust specializing in the operation, leasing, acquisition, and ownership of office properties. The Company is geographically focused on the Southeastern and Southwestern United States and Chicago. Parkway owns or has an interest in 64 office properties located in 11 states with an aggregate of approximately 13.2 million square feet of leasable space at May 3, 2010.  Included in the portfolio are 21 properties totaling 3.9 million square feet that are owned jointly with other investors, representing 29.3% of the portfolio.  Fee-based real estate services are offered through the Company’s wholly-owned subsidiary, Parkway Realty Services, which also manages and/or leases approximately 2.8 million square feet for third-party owners at May 3, 2010.

Additional Information

The Company will conduct a conference call to discuss the results of its first quarter operations on Tuesday, May 4, 2010, at 11:00 a.m. Eastern Time. The number for the conference call is 888-215-6964. A taped replay of the call can be accessed 24 hours a day through May 14, 2010, by dialing 888-203-1112 and using the pass code of 5497148. An audio replay will be archived and indexed in the investor relations section of the Company’s website at www.pky.com.  A copy of the Company's 2010 first quarter supplemental financial and property information package is available by accessing the Company's website, emailing your request to rjordan@pky.com or calling Rita Jordan at 601-948-4091. Please participate in the visual portion of the conference call by accessing the Company's website and clicking on the "1Q Call" icon.

Additional information on Parkway Properties, Inc., including an archive of corporate press releases and conference calls, is available on the Company's website. The Company's first quarter 2010 Supplemental Operating and Financial Data, which includes a reconciliation of Non-GAAP financial measures, is available on the Company's website.

Forward Looking Statement

Certain statements in this release that are not in the present or past tense or discuss the Company's expectations (including the use of the words anticipate, believe, forecast, intends or project) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current belief as to the outcome and timing of future events. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the demand for and market acceptance of the Company's properties for rental purposes; the amount and growth of the Company's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where the Company owns properties; risks associated with joint venture partners; the risks associated with the ownership and development of real property; the failure to acquire or sell properties as and when anticipated; and other risks and uncertainties detailed from time to time on the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's results could differ materially from those expressed in the forward-looking statements. The Company does not undertake to update forward-looking statements.

Company’s Use of FFO, Reccuring FFO, FAD and EBITDA

FFO, FFO per diluted share, FAD, FAD per diluted share and EBITDA are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs and should be evaluated along with GAAP net income and income per diluted share (the most directly comparable GAAP measures), as well as cash flow from operating activities, investing activities and financing activities, in evaluating the operating performance of equity REITs. Management believes that FFO, FFO per diluted share, FAD, FAD per diluted share and EBITDA are helpful to investors as supplemental performance measures because these measures exclude the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, these non-GAAP measures can facilitate comparisons of operating performance between periods and among other equity REITs. FFO, FAD and EBITDA do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs as disclosed in the Company’s Consolidated Statements of Cash Flows. FFO, FAD and EBITDA should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of liquidity.

In addition to FFO, Parkway also discloses Recurring FFO, which considers adjustments for non-recurring lease termination fees, gains and losses on extinguishment of debt, non-cash gains and losses or other unusual items.  Although this is a non-GAAP measure that differs from NAREIT's definition of FFO, we believe it is an appropriate measure for the Company and that it provides a meaningful presentation of operating performance.

PARKWAY PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31	December 31
	2010	2009
	(Unaudited)
Assets
Real estate related investments:
Office and parking properties	$1,729,110	$1,738,040
Office property held for sale	5,745	-
Land held for development	609	609
Accumulated depreciation	(345,216)	(336,759)
	1,390,248	1,401,890

Land available for sale	750	750
Mortgage loan	8,295	8,126
Investment in unconsolidated joint ventures	2,630	2,512
	1,401,923	1,413,278

Rents receivable and other assets	112,889	116,437
Intangible assets, net	57,515	61,734
Cash and cash equivalents	17,607	20,697
	$1,589,934	$1,612,146

Liabilities
Notes payable to banks	$126,123	$100,000
Mortgage notes payable	824,107	852,700
Accounts payable and other liabilities	71,639	88,614
	1,021,869	1,041,314

Equity
Parkway Properties, Inc. stockholders' equity:
8.00% Series D Preferred stock, $.001 par value,
2,400,000 shares authorized, issued and outstanding	57,976	57,976
Common stock, $.001 par value, 67,600,000 shares authorized,
21,568,931 and 21,624,228 shares issued and outstanding
in 2010 and 2009, respectively	22	22
Common stock held in trust, at cost, 54,130 and 71,255
shares in 2010 and 2009, respectively	(1,821)	(2,399)
Additional paid-in capital	514,784	515,398
Accumulated other comprehensive loss	(4,792)	(4,892)
Accumulated deficit	(112,204)	(111,960)
Total Parkway Properties, Inc. stockholders' equity	453,965	454,145
Noncontrolling interest - real estate partnerships	114,100	116,687
Total equity	568,065	570,832
	$1,589,934	$1,612,146

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31
	2010	2009
	(Unaudited)

Revenues
Income from office and parking properties	$69,769	$67,761
Management company income	410	415
Total revenues	70,179	68,176

Expenses
Property operating expense	31,366	33,910
Depreciation and amortization	22,742	23,580
Management company expenses	744	501
General and administrative	2,008	1,582
Total expenses	56,860	59,573

Operating income	13,319	8,603

Other income and expenses
Interest and other income	385	302
Equity in earnings of unconsolidated joint ventures	105	200
Gain on involuntary conversion	-	463
Loss on sale of real estate	-	(70)
Interest expense	(13,853)	(14,051)

Loss from continuing operations	(44)	(4,553)
Net loss attributable to noncontrolling interest - real estate partnerships	2,587	3,764

Net income (loss) for Parkway Properties, Inc.	2,543	(789)
Dividends on preferred stock	(1,200)	(1,200)
Net income (loss) available to common stockholders	$1,343	$(1,989)

Net income (loss) per common share attributable to Parkway Properties, Inc.:
Basic net income (loss) attributable to Parkway Properties, Inc.	$0.06	$(0.13)
Diluted net income (loss) attributable to Parkway Properties, Inc.	$0.06	$(0.13)

Dividends per common share	$0.075	$0.325

Weighted average shares outstanding:
Basic	21,390	15,043
Diluted	21,509	15,043

PARKWAY PROPERTIES, INC.
RECONCILIATION OF FUNDS FROM OPERATIONS AND
FUNDS AVAILABLE FOR DISTRIBUTION TO NET INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(In thousands, except per share data)

	Three Months Ended
	March 31
	2010	2009
	(Unaudited)

Net Income (Loss)	$2,543	$(789)

Adjustments to Net Income (Loss):
Preferred Dividends	(1,200)	(1,200)
Depreciation and Amortization	22,742	23,580
Noncontrolling Interest Depreciation and Amortization	(4,346)	(5,998)
Unconsolidated Joint Ventures Depreciation and Amortization	83	196
Loss on Sale of Real Estate	-	70
Funds From Operations ("FFO") Available to Common Stockholders (1)	$19,822	$15,859

Adjustments to Derive Recurring FFO:
Gain on Involuntary Conversion	-	(463)
Non-Recurring Lease Termination Fee Income (2)	(5,864)	(41)
Loss on Early Extinguishment of Debt	53	-
Insurance Deductible Related to Contingent Liabilities	545	-
Recurring FFO	$14,556	$15,355

Funds Available for Distribution
FFO Available to Common Stockholders (1)	$19,822	$15,859
Add (Deduct) :
Adjustments for Unconsolidated Joint Ventures	(68)	(124)
Adjustments for Noncontrolling Interest in Real Estate Partnerships	897	1,069
Straight-line Rents	(1,871)	(1,323)
Amortization of Above/Below Market Leases	103	(219)
Amortization of Share-Based Compensation	63	661
Net Non-Cash Gain	-	(463)
Recurring Capital Expenditures:
Building Improvements	(1,414)	(678)
Tenant Improvements - New Leases	(849)	(2,161)
Tenant Improvements - Renewal Leases	(2,042)	(1,860)
Leasing Costs - New Leases	(421)	(190)
Leasing Costs - Renewal Leases	(154)	(1,282)
Funds Available for Distribution (1)	$14,066	$9,289

Diluted Per Common Share/Unit Information (**)
FFO per share	$0.92	$1.05
Recurring FFO per share	$0.68	$1.02
FAD per share	$0.65	$0.62
Dividends paid	$0.075	$0.325
Dividend payout ratio for FFO	8.14%	30.85%
Dividend payout ratio for Recurring FFO	11.08%	31.86%
Dividend payout ratio for FAD	11.47%	52.68%
Weighted average shares/units outstanding	21,510	15,054

Other Supplemental Information
Recurring Consolidated Capital Expenditures Above	$4,880	$6,171
Consolidated Upgrades on Acquisitions	1,284	2,554
Consolidated Major Renovations	36	-
Total Consolidated Real Estate Improvements and Leasing Costs Per Cash Flow	$6,200	$8,725

Parkway's Share of Recurring Capital Expenditures	$4,605	$5,710
Parkway's Share of Upgrades on Acquisitions	669	1,586
Parkway's Share of Major Renovations	36	-
Parkway's Share of Total Real Estate Improvements and Leasing Costs	$5,310	$7,296

Gain on Involuntary Conversion	$-	$463
Net Gain Included in FFO	$-	$463

**Information for Diluted Computations:
Basic Common Shares/Units Outstanding	21,391	15,044
Dilutive Effect of Other Share Equivalents	119	10

(1)       Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition.  FFO is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from the sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

There is not a standard definition established for FAD.  Therefore, our measure of FAD may not be comparable to FAD reported by other REITs.  We define FAD as FFO, excluding the amortization of restricted shares, amortization of above/below market leases, straight line rent adjustments and non-cash gains/losses, and reduced by recurring non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs.  Adjustments for unconsolidated partnerships and joint ventures are included in the computation of FAD on the same basis.

(2)       Total lease termination fees recognized during the quarter ended March 31, 2010 were $6.9 million, of which $1.0 million were included in recurring revenue as it represents the rental revenue that related to the period after the prior lease was terminated and the space was being prepared for the new customer.

PARKWAY PROPERTIES, INC.
CALCULATION OF EBITDA AND COVERAGE RATIOS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(In thousands)

	Three Months Ended
	March 31
	2010	2009
	(Unaudited)

Net Income (Loss)	$2,543	$(789)

Adjustments to Net Income (Loss):
Interest Expense	13,291	13,560
Amortization of Financing Costs	509	491
Loss on Early Extinguishment of Debt	53	-
Depreciation and Amortization	22,742	23,580
Amortization of Share-Based Compensation	63	661
Net Gain on Real Estate Investments and Involuntary Conversion	-	(393)
Tax Expense	17	16
EBITDA Adjustments - Unconsolidated Joint Ventures	120	324
EBITDA Adjustments - Noncontrolling Interest in Real Estate Partnerships	(7,466)	(9,136)
EBITDA (1)	$31,872	$28,314

Interest Coverage Ratio:
EBITDA	$31,872	$28,314

Interest Expense:
Interest Expense	$13,291	$13,560
Interest Expense - Unconsolidated Joint Ventures	37	125
Interest Expense - Noncontrolling Interest in Real Estate Partnerships	(3,051)	(3,069)
Total Interest Expense	$10,277	$10,616

Interest Coverage Ratio	3.10	2.67

Fixed Charge Coverage Ratio:
EBITDA	$31,872	$28,314

Fixed Charges:
Interest Expense	$10,277	$10,616
Preferred Dividends	1,200	1,200
Principal Payments (Excluding Early Extinguishment of Debt)	3,593	3,230
Principal Payments - Unconsolidated Joint Ventures	8	33
Principal Payments - Noncontrolling Interest in Real Estate Partnerships	(295)	(142)
Total Fixed Charges	$14,783	$14,937

Fixed Charge Coverage Ratio	2.16	1.90

Modified Fixed Charge Coverage Ratio:
EBITDA	$31,872	$28,314

Modified Fixed Charges:
Interest Expense	$10,277	$10,616
Preferred Dividends	1,200	1,200
Total Modified Fixed Charges	$11,477	$11,816

Modified Fixed Charge Coverage Ratio	2.78	2.40

The following table reconciles EBITDA to cash flows provided by operating activities:

EBITDA	$31,872	$28,314
Amortization of Above (Below) Market Leases	103	(219)
Amortization of Mortgage Loan Discount	(169)	(145)
Operating Distributions from Unconsolidated Joint Ventures	-	161
Interest Expense	(13,291)	(13,560)
Loss on Early Extinguishment of Debt	(53)	-
Tax Expense	(17)	(16)
Change in Deferred Leasing Costs	(1,058)	(2,131)
Change in Receivables and Other Assets	1,900	13,561
Change in Accounts Payable and Other Liabilities	(15,593)	(12,782)
Adjustments for Noncontrolling Interests	4,879	5,372
Adjustments for Unconsolidated Joint Ventures	(225)	(524)
Cash Flows Provided by Operating Activities	$8,348	$18,031

(1)       Parkway defines EBITDA, a non-GAAP financial measure, as net income before interest expense, income taxes, depreciation, amortization, losses on early extinguishment of debt and other gains and losses.  EBITDA, as calculated by us, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do.  EBITDA does not represent cash generated from operating activities in accordance with generally accepted accounting principles, and should not be considered an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

PARKWAY PROPERTIES, INC.
NET OPERATING INCOME FROM OFFICE AND PARKING PROPERTIES
THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(In thousands, except number of properties data)

					Average
			Net Operating Income		Occupancy
	Number of	Percentage
	Properties	of Portfolio (1)	2010	2009	2010	2009

Same-store properties (2):
Wholly-owned	45	75.50%	$30,626	$25,033	87.5%	90.0%
Parkway Properties Office Fund LP	13	17.75%	7,202	7,870	82.9%	87.4%
Other consolidated joint venture	1	1.40%	567	617	87.5%	88.0%
Unconsolidated joint ventures	7	5.33%	2,161	2,559	82.6%	97.1%
Total same-store properties	66	99.98%	40,556	36,079	86.2%	89.9%
Assets sold	-	0.02%	8	331	N/A	N/A
Net operating income from
office and parking properties	66	100.00%	$40,564	$36,410

(1)  Percentage of portfolio based on 2010 net operating income.

(2)  Parkway defines Same-Store Properties as those properties that were owned for the entire three-month periods ended March 31, 2010 and 2009 and excludes properties classified as discontinued operations.  Same-Store net operating income ("SSNOI") includes income from real estate operations less property operating expenses (before interest and depreciation and amortization) for Same-Store Properties.  SSNOI as computed by Parkway may not be comparable to SSNOI reported by other REITs that do not define the measure exactly as we do.  SSNOI is a supplemental industry reporting measurement used to evaluate the performance of the Company's investments in real estate assets.  The following table is a reconciliation of net income to SSNOI:

	Three Months Ended
	March 31
	2010	2009

Net income (loss) for Parkway Properties, Inc.	$2,543	$(789)
Add (deduct):
Interest expense	13,853	14,051
Depreciation and amortization	22,742	23,580
Management company expenses	744	501
General and administrative expenses	2,008	1,582
Equity in earnings of unconsolidated joint ventures	(105)	(200)
Gain on involuntary conversion	-	(463)
Loss on sale of real estate	-	70
Net loss attributable to noncontrolling interests - real estate partnerships	(2,587)	(3,764)
Management company income	(410)	(415)
Interest and other income	(385)	(302)
Net operating income from consolidated office and parking properties	38,403	33,851
Net operating income from unconsolidated joint ventures	2,161	2,559
Deduct: Net operating income from non same-store properties	(8)	(331)
Same-store net operating income	$40,556	$36,079